UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2006
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI (Address of principal executive offices)		48034 (Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.06 Material Impairments
     Interior Segment Goodwill Impairment Charge
On October 20, 2005, Lear Corporation (“Lear” or the “Company”) filed an Amended Current Report on Form 8-K/A under Item 2.06 disclosing an estimated impairment charge of $670 million in the third quarter of 2005 regarding the carrying value of goodwill within its Interior segment. This segment includes instrument panels and cockpit systems, overhead systems, door panels, flooring and acoustic systems and other interior products. In connection with the update of the Interior segment’s long-term operating plan, reflecting a deterioration of the commercial outlook for this segment, Lear is updating the fair value estimate of its Interior segment and finalizing the implied fair value of goodwill pursuant to asset valuations and allocation procedures undertaken in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Based on its analysis to date, Lear has concluded that it will record an additional goodwill impairment charge in the fourth quarter of 2005 equal to all or substantially all of the remaining goodwill within this segment of approximately $342 million.
     Establishment of Valuation Allowance for U.S. Deferred Tax Assets
During 2005, Lear recognized income tax benefits with respect to operating losses generated in the United States in the carrying value of its deferred tax assets. As of October 1, 2005, the Company’s net federal deferred tax asset in the United States was approximately $205 million. In light of Lear’s recent operating performance in the United States and current industry conditions, it is possible that the Company will be required to record a valuation allowance for all or a portion of the U.S. deferred tax asset in the fourth quarter of 2005. Lear will file an amended report on Form 8-K if, upon completion of its analysis, it concludes that any material valuation allowance is required to be recorded.
The goodwill impairment charge and any U.S. deferred tax asset valuation allowance referred to above will not result in future cash expenditures, however they will have a negative impact on Lear’s net income, assets and shareholders’ equity as of and for the year and quarter ended December 31, 2005. The impact resulting from these charges is not reflected in Lear’s previously announced financial outlook for 2005.
Section 8 — Other Events
Item 8.01 Other Events
In December 2005, Lear engaged in transactions with respect to two previously unconsolidated domestic affiliates that involved capital restructurings, changes in ownership and amendments to the related operating agreements. Lear will recognize a loss as a result of these transactions of approximately $30 million in the fourth quarter of 2005. In addition, Lear will be required to consolidate these affiliates for the periods subsequent to the transactions. The consolidation of these affiliates will not be material to Lear’s 2005 financial statements. The impact resulting from the above loss is not reflected in Lear’s previously announced financial outlook for 2005.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from current estimates as a result of several factors, including general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer pricing negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow; the finalization of the Company’s restructuring plan and asset impairment or similar charges that may be required as a result of current business conditions (including any additional charges that may be required in connection with the finalization of the Company’s impairment analyses); the outcome of various strategic alternatives being evaluated with respect to the Company’s Interior segment; and other risks described from time to time in the Company’s other SEC filings.
The forward-looking statements in this Report are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEAR CORPORATION, a Delaware corporation
Date: January 11, 2006	By:	/s/ James L. Murawski
	Name:	James L. Murawski
	Title:	Vice President and Corporate Controller

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